SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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SRS Labs, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SRS LABS, INC.
2909 Daimler Street
Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend our 2005 Annual Meeting of Stockholders. This Annual Meeting will be held at 10:00 a.m., California time, on Wednesday, June 22, 2005, at SRS Labs, Inc.’s principal executive offices located at 2909 Daimler Street, Santa Ana, California 92705, for the following purposes:

1.                To elect two Class III directors to the Board of Directors to hold office for a term of three years or until his successor is elected and qualified;

2.                To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.                To transact such other business as may properly come before this Annual Meeting or any adjournment thereof.

The Board of Directors has nominated Sam Yau and Thomas C.K. Yuen as the nominees for election to the Board of Directors as a Class III directors.

The Board of Directors has fixed the close of business on May 6, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting.

You are cordially invited to be present and to vote at this Annual Meeting in person. However, you are also requested to sign, date and return the enclosed proxy in the enclosed postage-paid and addressed envelope, whether or not you expect to attend. In the event you have returned a signed proxy, but elect to attend this Annual Meeting and vote in person, you will be entitled to vote.

By Order of the Board of Directors,

Janet M. Biski
Chief Financial Officer, Treasurer and Secretary

Santa Ana, California
April 29, 2005

SRS LABS, INC.
2909 Daimler Street
Santa Ana, California 92705

PROXY STATEMENT

The Board of Directors of SRS Labs, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 22, 2005 at the principal executive offices of the Company, located at 2909 Daimler Street, Santa Ana, California 92705, at 10:00 a.m., California time, and at any adjournments thereof (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is May 20, 2005.

VOTING INFORMATION

Who May Vote

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on May 6, 2005, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). The only outstanding class of stock of the Company is its common stock, par value $0.001 per share (“Common Stock”). As of April 15, 2005, 14,735,478 shares of Common Stock were outstanding. Of that amount, 592,186 shares were held as treasury shares. Each share of Common Stock, excluding treasury shares, entitles its record holder on the Record Date to one vote on all matters.

Revocability of Proxy

You may revoke your proxy prior to its exercise. You may do this by (a) delivering to the Secretary of the Company, Janet M. Biski, at or prior to the Annual Meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked or (b) voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke your proxy.

How Your Shares Will Be Voted

All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted “FOR” (a) election of the Board’s nominees for Class III directors, and (b) ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

Voting, Quorum and Broker Non-Votes

Shares of Common Stock will be counted as present at the Annual Meeting if the stockholder is present and votes in person at the Meeting or has properly submitted a proxy card. A majority of the Company’s outstanding shares entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the Meeting and conduct business. This is called a quorum. As noted above, treasury shares are not entitled to vote and, therefore, are not counted in determining a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. The two nominees receiving the highest number of votes “FOR” a director will be elected as directors. This number is called a plurality. In all matters other than the election of directors, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter of the proposal is required for the adoption of each such proposal. Abstentions will be counted as votes against any of the proposals as to which a stockholder abstains, but non-votes will have no effect on the voting with respect to any proposal as to which there is a non-vote. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Expenses and Method of Solicitation

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities. The Board of Directors has authorized certain officers of the Company to retain the services of a proxy solicitation firm if, in such officers’ view, it is deemed necessary. The Company has not engaged such a firm at this time; however, to the extent it decides to do so, the Company will utilize the services of The Altman Group to assist in the solicitation of proxies in connection with this Proxy Statement, and such firm will receive a fee estimated to be $2,500 and will be reimbursed for out-of-pocket expenses.

Nominations of Directors for the Annual Meeting

The Bylaws of the Company (the “Bylaws”) set forth certain procedures relating to the nomination of directors (the “Nomination Bylaw”) and no person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Under the terms of the Nomination Bylaw, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to or mailed and received at the principal executive offices of the Company not earlier than April 1, 2005 and not later than May 1, 2005. As of April 29, 2005, the Company had not received any nominations for the Annual Meeting in accordance with the Nomination Bylaw. The presiding officer of the Annual Meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he will so declare to the Meeting and the defective nomination will be disregarded. Notwithstanding the provisions of the Nomination Bylaw, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth in the Nomination Bylaw. For information related to application of the Nomination Bylaw for the annual meeting of stockholders to be held in 2006 (the “2006 Annual Meeting”), see the discussion in this Proxy Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the 2006 Annual Meeting.”

Stockholder Proposals for the Annual Meeting

The Bylaws set forth certain procedures relating to the procedures for properly bringing business before an annual meeting of the stockholders (the “Stockholder Proposal Bylaw”). Under the terms of the Stockholder Proposal Bylaw, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal delivered to the principal executive offices of the Company by not earlier than April 1, 2005 and not later than May 1, 2005. As of April 29, 2005, the Company had not received any stockholder proposals for the Annual Meeting in accordance with the Stockholder Proposal Bylaw. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Bylaw, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. For information related to the application of the Stockholder Proposal Bylaw for the 2006 Annual Meeting, see the discussion in this Proxy Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the 2006 Annual Meeting.”

The Company was incorporated in the State of California in June 1993 and reincorporated in the State of Delaware in June 1996. All references to the Company reflect this continuation. The Company first became a reporting company, pursuant to Section 13(a) of the Exchange Act, in August 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table contains certain information as of April 15, 2005 regarding all persons who were the beneficial owners of more than 5% of the outstanding shares of Common Stock, each of the directors of the Company, each nominee for election to become a director, each of the executive officers named in the Summary Compensation Table set forth herein under the caption “Compensation of Executive Officers” (we refer to all these officers as the “Named Executive Officers”) and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the Securities and Exchange Commission (the “SEC”), or based upon the actual knowledge of the Company.

	Amount and Nature of Beneficial Ownership(1)
Name	Number of Shares Owned(2)	Right to Acquire(3)	Percent of Class(1)(2)(3)
SRS Labs, Inc. Common Stock Principal Stockholders:
Thomas C.K. Yuen and Misako Yuen(4)	2,847,660	525,348	22.1%
RS Investment Management, L.P.(5)	1,155,800	—	7.8%
Stephen V. Sedmak(6)	664,401	357,940	6.8%
Systematic Financial Management, L.P.(7)	900,824	—	6.1%
Class I Director:
Winston Hickman	—	29,167	*
Carol Miltner	—	10,000	*
Class II Director:
David R. Dukes	—	24,167	*
Class III Directors:
Thomas C.K. Yuen(4)	2,847,660	525,348	22.1%
Stephen V. Sedmak(6)	664,401	357,940	6.8%
Sam Yau	—	100,625	*
Named Executive Officers:
Thomas C.K. Yuen(4)	2,847,660	525,348	22.1%
Janet M. Biski	1,600	156,250	1.1%
Alan D. Kraemer	200	177,305	1.2%
Philip Wong	5,000	39,750	*
Jennifer Drescher	6,336	110,870	*
Theodore A. Franceschi(8)	10,000	—	*
All directors and executive officers as a group (11 persons)	3,525,197	1,531,422	31.1%
SRSWOWcast.com, Inc. Common Stock(9)
Thomas C.K. Yuen	—	650,000	1.6%
Janet M. Biski	—	—	—
Alan D. Kraemer	—	300,000	*
Philip Wong	—	—	—
Jennifer Drescher	—	300,000	*
Theodore A. Franceschi	—	—	—
All directors and executive officers as a group (11 persons)	—	1,250,000	3.0%

*                    Less than one percent.

(Footnotes set forth on the next page.)

(Footnotes related to the preceding page.)

(1)          Subject to applicable community property and similar statutes.

(2)          Includes shares beneficially owned, whether directly or indirectly, individually or together with associates.

(3)          Shares that can be acquired through stock option exercises through June 15, 2005 (within 60 days of April 15, 2005). These shares are referred to herein as “Stock Option Shares.”

(4)          Includes 2,544,870 shares of Common Stock held by Mr. and Mrs. Yuen as co-trustees of the Thomas Yuen Family Trust, 202,790 shares of Common Stock held by Mr. Yuen directly, and 100,000 shares held by The Thomas and Misako Yuen Family Foundation. Does not include 213,469 shares of Common Stock held by Atsuko Hamasaki as trustee of the Yuen 1993 Irrevocable Trust (144,825 shares) and as custodian for Mr. and Mrs. Yuen’s children, Jennifer Wen Lee Yuen (31,465 shares) and Constance Kahlee Yuen (37,179 shares). Also does not include 5,714 shares held by Jennifer Wen Lee Yuen. Mr. and Mrs. Yuen disclaim beneficial ownership of the 213,469 shares held by Atsuko Hamasaki in the capacities referenced above and the 5,714 shares held by Jennifer Wen Lee Yuen, the adult daughter of Mr. and Mrs. Yuen. Also not included are 9,000 shares of Common Stock held by: Atsuko Hamasaki in her individual capacity (3,000 shares); Noriaki Hamasaki (3,000 shares); and Yuzuru Hamasaki (3,000 shares). Atsuko Hamasaki, Noriaki Hamasaki and Yuzuru Hamasaki are the sister-in-law, brother-in-law and father-in-law of Mr. Yuen; none of whom resides in the same household as Mr. and Mrs. Yuen. Mr. and Mrs. Yuen disclaim beneficial ownership of the above-referenced 9,000 shares. The mailing address for Mr. and Mrs. Yuen is c/o SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705.

(5)          The mailing address of such stockholder is 388 Market Street, Suite 200, San Francisco, California 94111.

(6)          Includes 50,000 shares held by Mr. Sedmak’s wife, Mary Sedmak, as custodian for their children, Jeffrey Sedmak (25,000 shares) and Sarah Sedmak (25,000 shares). The mailing address for Mr. Sedmak is c/o SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705.

(7)          The mailing address of such stockholder is 300 Frank W. Burr Blvd., Glenpointe East, 7th Floor, Teaneck, New Jersey 07666.

(8)          Mr. Franceschi served as the Company’s Executive Vice President of Licensing and General Manager until July 2004.

(9)          SRSWOWcast.com, Inc. (“SRSWOWcast”) is a wholly-owned subsidiary of the Company. As of April 15, 2005, 40,000,000 shares of common stock of SRSWOWcast common stock were outstanding, all of which were held by the Company. Except as described in the table, none of the directors or named executive officers of the Company holds any shares of common stock of SRSWOWcast. Accordingly, all share amounts represent shares of SRSWOWcast common stock issuable upon exercise of stock options.

ELECTION OF DIRECTORS
(Proposal 1)

The Company’s Certificate of Incorporation and Bylaws, provide for a “classified” board of directors. The number of authorized directors is currently six. Currently, there are three Class III directors (Messrs. Sedmak, Yau and Yuen), whose terms expire at the Annual Meeting; two Class I directors (Mr. Hickman and Ms. Miltner), whose term expires at the 2006 annual meeting of stockholders; and one Class II director (Mr. Dukes) whose term expires at the 2007 annual meeting of stockholders. On March 29, 2005, Stephen V. Sedmak announced his retirement as a director of the Company, effective upon the completion of his current term as a director, which ends at the Annual Meeting. Mr. Sedmak, in announcing his retirement, informed the Nomination and Corporate Governance Committee of the Company’s Board of Directors that he would not stand for re-election at the Annual Meeting. Pursuant to the Company’s Bylaws, the Board decided to reduce the size of the Board from 6 to 5, effective upon the completion of Mr. Sedmak’s current term. The Nomination and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of Sam Yau and Thomas C.K. Yuen for election at the Annual Meeting to each serve a three year term expiring at the annual meeting in 2008 or until his successor is elected and qualified. The Nomination and Corporate Governance Committee of the Board did not receive from a stockholder or any other source the name of any person for consideration as nominee for director of the Company. Directors shall be elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such election.

In the event one of the nominees is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the present Board of Directors.

The Board of Directors unanimously recommends a vote for the election of Sam Yau and Thomas C.K. Yuen as Class III directors. Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of Sam Yau and Thomas C.K. Yuen.

Information About the Class III Director Nominees

The following table sets forth information regarding the nominees, including age on the date of the Annual Meeting and business experience during the past five years:

Name	Age	Director Since	Principal Occupation and Other Information
Sam Yau	56	2000

Mr. Yau has served as a lead director of SRS Labs since January 2005. Mr. Yau also serves as a director of ValenceTech Limited, one of the Company’s wholly-owned subsidiaries. Since 1997, Mr. Yau has been a private investor. Mr. Yau was Chief Executive Officer of National Education Corporation, a provider of educational services and products, from May 1995 to May 1997. From 1993 through 1994 he was Chief Operating Officer of Advacare, Inc., a medical services company. Mr. Yau serves on the Board of Directors of Multi-Fineline Electronix, Inc., on of the largest U.S.-based flex circuit manufacturers. Mr. Yau received his MBA degree from the University of Chicago. He serves on the board of directors of the Forum for Corporate Directors, Orange County and the Susan Samueli Center for Integrative Medicine at the University of California Irvine School of Medicine.

Name	Age	Director Since	Principal Occupation and Other Information
Thomas C.K. Yuen	53	1994

Mr. Yuen has served as Chairman, Chief Executive Officer, President and a director of SRS Labs since January 1994. Mr. Yuen also serves as Chairman of the Board and Chief Executive Officer and a Director of ValenceTech Limited, its wholly-owned subsidiary Valence Technologies Limited, and of SRS WOWcast, Inc. Prior to joining SRS Labs, Mr. Yuen co-founded Irvine based AST Research, Inc. in 1981. He served as AST’s co-chairman and chief operating officer. Under his leadership, AST became a Fortune 500 company in 1991 and its stock was named the Best Performing NASD Stock of 1991. Mr. Yuen departed AST in 1992 and focused his efforts on investing in new projects. Before co-founding AST, he held various engineering and project management positions with Hughes Aircraft Company, Sperry Univac and Computer Automation. Mr. Yuen was born in Shanghai, China and raised in Hong Kong. He received his Bachelor of Science Degree in Electrical Engineering from University of California, Irvine in 1974 with School Honors. He is also an Honorary Professor of China Nationality University in Beijing. Mr. Yuen is the recipient of several awards from University of California, Irvine, including the UCI Medal in 1990; the outstanding Engineering Alumni Award in 1987 and the Distinguished Alumnus Award in 1986. He was named one of the top 25 executives of the computer industry by the Computer Reseller News Magazine in 1988 and 1991. In 1997, Mr. Yuen received the Director of the Year award from the Orange County Foundation of Corporate Directors.

Information About Directors Whose Terms Continue

The following table sets forth similar information regarding the members of the Board of Directors who are designated either Class I or Class II Directors and are continuing in office as directors of the Company:

Class I Directors—Terms Expiring at the 2006 Annual Meeting

Name	Age	Director Since	Principal Occupation and Other Information
Winston E. Hickman	62	2004

Mr. Hickman has served as the executive vice president and Chief Financial Officer of REMEC, Inc., a manufacturer of high power amplifiers for wireless communications, since November 2004. From May 2000 to November 2004, Mr. Hickman served as Chief Financial Officer at Paradigm Wireless Systems, Inc., a manufacturer of high power amplifiers for wireless communications. Prior to joining Paradigm, Mr. Hickman served as Senior Vice President and Chief Financial Officer for Pacific Scientific, a manufacturer of electric motors, process controls and safety products. He has also held Vice President of Finance positions at Allied Signal and Rockwell International, both large public companies. Mr. Hickman received his undergraduate degree from California State University, Long Beach and a Master’s Degree in Business Administration from the University of Southern California.

Carol L. Miltner	63	2004

Since October 2002, Ms. Miltner has served as the Chief Executive Officer of Positive Impact, a national consulting company specializing in sales, strategic planning and compensation advice and seminars. From January 2000 to October 2002, Ms. Miltner served as Chief Executive Officer of the Global Technology Distribution Council, an international forum of the Chairmen and Chief Executive Officers representing the world’s largest technology distributors. From February 1999 to January 2000, she was a partner in a national seminar and consulting company, Impact, LLC. From July 1991 to February 1999, Ms. Miltner was President of Motivation by Miltner. Prior to 1991, she spent nineteen years in sales management positions for IBM, Xerox Corporation and Apple Computer, and served as the Senior Vice President of Sales for Ingram Micro, a provider of technology products and services. Ms. Miltner currently serves on the Board of Directors of QLogic Corporation, a manufacturer of a networking infrastructure components.

Class II Director—Term Expiring at the 2007 Annual Meeting

Name	Age	Director Since	Principal Occupation and Other Information
David R. Dukes	61	2003

Mr. Dukes has served as the Vice Chairman of RSI Holding Corporation, a manufacturing company, since September 2001. Mr. Dukes was retired from May 1998 to September 2001. From September 1989 to May 1998, Mr. Dukes was employed by Ingram Micro, the world’s largest distributor of technology products and services. Mr. Dukes served in various executive capacities with Ingram Micro, including co-chairman, vice chairman, president and chief operating officer. Mr. Dukes also was a co-founder and chief executive officer of Ingram Alliance from January 1994 to 1998, and was chairman of the Global Technology Distribution Council from January 1998 to December 1999. He currently serves as Chairman of the Children’s Hospital of Orange County (CHOC) Foundation Board of Directors, and also serves on CHOC Hospital’s Board of Directors and the Orange County Community Foundation.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

The Board of Directors manages our business. It establishes overall policies and standards for the Company and reviews the performance of management. In addition, the Board has established an Audit Committee, a Compensation Committee and a Nomination and Corporate Governance Committee whose functions are briefly described below. The directors are kept informed of our operations at meetings of the Board and its committees through reports and analyses from, and discussions with, management.

During the fiscal year ended December 31, 2004 (the “Fiscal Year” or “Fiscal 2004” or “2004”), the Board of Directors met on six occasions and took action by unanimous written consent on three occasions.

Committees of the Board

Audit Committee.   The Audit Committee provides oversight of the (a) financial reporting process, the system of internal controls and the audit process of the Company and (b) the Company’s independent registered public accounting firm. The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, and makes decisions regarding the selection, retention and, where appropriate, the replacement of, the Company’s independent registered public accounting firm. The Audit Committee also reviews with management and the Company’s independent registered public accounting firm the Company’s interim and year-end financial statements, discusses with management and the Company’s independent registered public accounting firm any significant accounting and reporting issues and conformance of the Company’s financial statements with applicable accounting and regulatory requirements. The Audit Committee is responsible for recommending to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s annual report on Form 10-K. The members of the Audit Committee are David R. Dukes, Winston E. Hickman, Carol Miltner, Stephen V. Sedmak and Sam Yau. Each of the members of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules and Rule 10A-3 under the Exchange Act. The Company’s Board of Directors has determined that Mr. Hickman is an audit committee financial expert. During the year, the Audit Committee met on six occasions. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee is also available at http://www.srslabs.com/CorpGovernance_AuditCommittee.asp. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 949-442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager.

Compensation Committee.   The responsibilities of the Compensation Committee include (a) assisting the Board in developing and evaluating potential candidates for executive positions; (b) with the assistance of the other independent directors on the Board, recommending to the Board for determination the compensation, including incentive pay, of the chief executive officer; (c) approving the annual compensation of the other executive officers of the Company; and (d) administering the Company’s equity incentive compensation and cash bonus plans and determining awards thereunder. The members of the Compensation Committee are David R. Dukes, Winston E. Hickman, Carol Miltner, Stephen V. Sedmak and Sam Yau. Each member of the Compensation Committee is independent under the Nasdaq Rules. The Compensation Committee met on two occasions during the Fiscal Year, and it acted by unanimous written consent on six occasions. The charter of the Compensation Committee is available at http://www.srslabs.com/CorpGovernance_CompensationCommittee.asp. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 949-442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager.

Nomination and Corporate Governance Committee.   The Nomination and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole, and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board of Directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the development of the Company’s corporate governance guidelines and is responsible for overseeing the development of executive succession plans. The members of the Nomination and Corporate Governance Committee are David R. Dukes, Winston E. Hickman, Carol Miltner, Stephen V. Sedmak and Sam Yau. Each member of the Nomination and Corporate Governance Committee is independent under the Nasdaq rules.

The Nomination and Corporate Governance Committee met on five occasions during 2004. The charter of the Nomination and Corporate Governance Committee is available at http://www.srslabs.com/CorpGovernance_NomCorpGovComm.asp. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 949-442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager.

Nominations for directors submitted to the Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nomination and Corporate Governance Committee does not have any specific minimum qualifications for director candidates, the Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity and business or other experience.

The Nomination and Corporate Governance Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election. Candidates may come to the attention of the Nomination and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nomination Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nomination and Corporate Governance Committee and approved by the Board, are included in the Company’s recommended slate of director nominees in its proxy statement.

The Nomination and Corporate Governance Committee will consider nominees recommended by Stockholders. Any stockholder who wishes to recommend for the Nomination and Corporate Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 2909 Daimler Street Santa Ana, California 92705.

With the exception of Mr. Yau, each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during 2004 (held during the period for which the director has been a director). With the exception of Ms. Miltner, each of the incumbent directors who were members of a Board Committee, attended at least 75% of the aggregate of the total number of meetings held by all committees of the Board on which the director served during 2004 (held during the period that the director served as a committee member).

Corporate Governance

The Company is committed to having sound corporate governance principles and has implemented the following corporate governance policies and procedures.

Lead Director.   If the Chairman of the Board of the Company does not qualify as an independent director, the independent directors of the Board selects one of the independent directors to be the “Lead Director.” The Board of Directors has designated Sam Yau as the Lead Director. The Lead Director has the following duties and responsibilities: (a) acting as Chair of the meetings of the independent directors; (b) serving as a conduit of information between the independent directors and the Chairman of the Board, the CEO and other members of management; (c) together with the Chairman of the Board, scheduling and developing the agenda for at least two strategic planning meetings of the Board and at least one meeting to develop the annual financial plan; (d) together with the Chairman of the Board, setting the annual calendar of Board meetings throughout the year, preparing the list of regular items to be included in board agendas throughout the year and establishing and circulating the board agendas for each board meeting; and (e) such other responsibilities and duties as the Board of Directors shall designate.

Corporate Governance Guidelines.   Our Corporate Governance Guidelines can be found at http://www.srslabs.com/CorpGovernance_Guidelines.asp.

Code of Business Conduct and Ethics.   The Company’s Code of Business Conduct and Ethics, which is applicable to our directors, Chief Executive Officer, Chief Financial Officer and all of our other employees, is available at http://www.srslabs.com/CorpGovernance_BusinessEthicsPolicy.asp.

Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics may be obtained upon request, without charge, by contacting our Investor Relations Department at 949-442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager.

Board Independence.   The Board of Directors has affirmatively determined that the following five members of the Board are “independent” as that term is defined by the Nasdaq Stock Market’s Marketplace Rules: David R. Dukes, Winston E. Hickman, Carol Miltner, Stephen V. Sedmak and

Sam Yau. Thomas C.K. Yuen, our Chairman and Chief Executive Officer, is our only non-independent director.

Communications with the Board.   You may send communications to the Company’s Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to: boardofdirectors@srslabs.com or by sending a letter to SRS Labs, Inc., SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to Directors.

Director Attendance at Annual Stockholder Meetings.   Under the Company’s Corporate Governance Guidelines, the Company’s directors are expected to attend annual meetings of the Company’s stockholders. Four of five of the Company’s directors who were members of the Board at the time attended the Company’s annual meeting of stockholders in 2004.

Compensation of Directors

Directors who also are employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee.

Cash Compensation.   Prior to January 2005, each non-employee director was paid a quarterly retainer in the amount of $1,250 and $1,000 for each Board meeting that he or she attended in person or telephonically. Each non-employee director also received $500 for each committee meeting that he or she attended in person or telephonically. In addition, each non-employee director was entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

On January 28, 2005, the Board of Directors of the Company approved the following compensation policies with respect to the Company’s non-employee directors. These policies were adopted by the Board and may be changed from time-to-time by the Board. Each non-employee director of the Company will receive an annual retainer of $12,000. In addition, the chairs and members of the standing committees of the Board will receive the following supplemental annual retainers:

Committee	Chair	Members
Audit	$12,000	$9,000
Compensation	$11,000	$8,000
Nomination & Corporate Governance	$8,000	$6,000

The Lead Director also will receive a supplemental annual retainer of $4,000. All non-employee directors of the Company will also receive a $1,000 fee per meeting for each Board meeting attended, and all non-employee director committee members will also receive a $500 fee per meeting for each committee meeting attended. In addition, each non-employee director who resides outside the Southern California area is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel expense policy with respect to each Board or Board committee meeting held in Southern California that such non-employee director attends in person. For Board or Board Committee meetings held outside the Southern California area, each non-employee director is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel policy for meetings such non-employee director attends in person.

Non-employee Directors’ Plan.   Each non-employee director is eligible to receive stock options under the SRS Labs, Inc. Amended and Restated 1996 Non-employee Directors’ Stock Option Plan (the “Non-employee Directors’ Plan”), a non-discretionary, formula stock option plan. Under the Non-employee

Directors’ Plan, (a) each non-employee director who first becomes a member of the Board is granted an option to purchase 10,000 shares of Common Stock automatically upon election to the Board of Directors which vests upon the date of grant, and (b) each non-employee director is granted an option to purchase 15,000 shares of Common Stock automatically effective at the close of business on the date of each of the Company’s annual meeting of stockholders at which such non-employee director is elected which vests in three equal annual installments commencing on the first anniversary of the applicable date of grant.

In the event that Sam Yau is elected as a director at the Annual Meeting, he will receive on such date an option to purchase 15,000 shares of Common Stock which vests in three equal annual installments. At the close of the Company’s Annual Meeting of stockholders in 2004, David Dukes was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $5.49 per share. Ms. Miltner was granted an option to purchase 10,000 fully-vested options at an exercise price of $5.49 per share in June 2004 upon her initial appointment to the Board under the Non-employee Directors’ Plan. The exercise price for all options granted under the Non-employee Directors’ Plan has been based upon the fair market value of Common Stock on the date of grant.

Incentive Plan.   Each non-employee director also is eligible to receive awards under the Company’s Amended and Restated 1996 Long-Term Incentive Plan (the “Incentive Plan”), a discretionary plan currently administered by the Compensation Committee or by the Board of Directors with respect to awards to members of the Board. Ms. Miltner was granted an option under the Incentive Plan to purchase 20,000 shares at an exercise price of $5.49 per share upon her initial appointment to the Board in June 2004, which vests in three equal annual installments. Also, the Board of Directors awarded to each of David Dukes, Winston Hickman, Stephen V. Sedmak and Sam Yau, independent directors, an option under the Incentive Plan to purchase 30,000 shares at an exercise price of $6.10 per share, which was the closing price of the company’s stock on April 9, 2004, the effective date of the award. These options vest in twelve equal quarterly installments.

In January 2005, the Board adopted a policy, under which each non-employee member of the Board of Directors will be granted an option to purchase 30,000 shares of the Company’s Common Stock pursuant to the Incentive Plan, effective as of the close of business on the date of each annual meeting of stockholders at which such non-employee director is re-elected as a non-employee director or continues in office as an incumbent director, with the following terms and conditions: (a) the options shall be subject to all terms and conditions of the Incentive Plan; (b) the options shall vest as follows: one-fourth to vest one year after the date of grant; and one-sixteenth every three months during the next three successive years thereafter; (c) the options shall have a term of ten years from the date of grant; and (d) the exercise price shall be the fair market value of the Company’s Common Stock on the date of grant.

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has selected the firm of BDO Seidman, LLP (“BDO Seidman”) to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and has further directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of BDO Seidman are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO Seidman as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of BDO Seidman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO Seidman. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote for ratification of the appointment of BDO Seidman as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of this proposal.

RELATIONSHIP OF THE COMPANY WITH INDEPENDENT AUDITORS

During Fiscal 2004, BDO Seidman also was engaged by the Audit Committee to provide certain consulting services. The following table sets forth the fees billed to us by BDO Seidman, our independent registered public accounting firm, for each of the last two fiscal years.

	Fiscal Year Ended Dec. 31,
Fee Category	2003	2004
Audit Fees	$193,337	$142,785
Audit-Related Fees	—	15,465
Tax Fees	16,272	57,752
All other fees	—	3,520
Total	$209,609	$219,522

Audit Fees.   This category includes the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements related to those fiscal years. For 2004, Audit Fees include fees of $8,965 related to the attestation required under Section 404 of the Sarbanes-Oxley Act of 2002 with respect to internal controls over financial reporting.

Audit Related Fees.   This category consists of assurance and related services provided by BDO Seidman that were reasonably related to the performance of the audit or review of our financial statements, which are not reported above under “Audit Fees” and which were billed during those fiscal years, including assistance provided in 2004 in connection with responding to a comment letter issued by the Securities and Exchange Commission.

Tax Fees.   This category consists of professional services billed for those fiscal years and rendered by BDO Seidman for tax services, including tax compliance, tax advice and tax planning.

All Other Fees.   This category consists of fees for services related to all other services, including accounting advice relating to our strategic alliance with Coming Home Studios in 2004.

The Audit Committee of our Board of Directors has established a practice that requires the committee to pre-approve any audit or permitted non-audit services to be provided to us by our independent registered public accounting firm, BDO Seidman, in advance of such services being provided to us. Under the SEC rules, subject to certain de minimis criteria, pre-approval is required for all professional services rendered by our principal accountant for all services rendered on or after May 6, 2003. We are in compliance with these SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with the Company’s management. The Audit Committee has discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of BDO Seidman, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Submitted by the Audit Committee:

Winston E. Hickman, Chairman
David R. Dukes
Stephen V. Sedmak
Carol Miltner
Sam Yau

COMPENSATION OF EXECUTIVE OFFICERS

We are required by the SEC to disclose compensation earned during the last three fiscal years by (a) the Company’s Chief Executive Officer; (b) the Company’s four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2004; and (c) up to two additional individuals for whom such disclosure would have been provided under clause (a) and (b) above but for the fact that the individual was not serving as an executive officer of the Company at the end of Fiscal 2004; provided, however, that no disclosure need be provided for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000.

Accordingly, the following sections disclose information regarding compensation earned during the last three fiscal years by (a) Mr. Yuen, the Company’s Chief Executive Officer; (b) Ms. Biski, Mr. Kraemer, Mr. Wong and Ms. Drescher, the four most highly-compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2004 and whose salary and bonus exceeded $100,000; and (c) Mr. Franceschi, who would have been one of the four most highly compensated executive officers had he been serving as an executive officer at the end of Fiscal 2004. We refer to all of these officers as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)(1)		Bonus($)	Securities Underlying Options	All Other Compensation
Thomas C.K. Yuen	2004	$300,000		$8,091	—	$3,375	(2)
Chairman, Chief Executive Officer	2003	$300,000		$18,000	—	$2,815	(2)
and President	2002	$300,000		$15,000	50,000	$2,625	(2)
Janet M. Biski(3)	2004	$200,000		$5,015	—	$4,120	(2)
Chief Financial Officer, Treasurer	2003	$200,000		—	—	$3,667	(2)
and Secretary	2002	$12,500		—	250,000	—
Alan D. Kraemer	2004	$233,000		$8,779	8,000	$7,220	(2)
Executive Vice President, Chief	2003	$159,000		$13,900	—	$4,454	(2)
Technology Officer	2002	$85,000		$10,300	30,000	$5,851	(4)
Philip Wong(5) President, Valence Tech, Limited	2004	$250,000	(6)	—	159,000	—
Jennifer A. Drescher	2004	$150,000		$4,109	2,000	$3,940	(3)
Vice President, Corporate	2003	$132,500		$7,800	—	$3,647	(3)
Communications	2002	$130,000		$6,500	20,000	$3,413	(3)
Theodore A. Franceschi(7)	2004	$159,428	(8)	$4,000	15,000	$104,903	(9)
Former Executive Vice President of	2003	$236,667	(8)	$12,600	50,000	$5,869	(3)
Licensing	2002	$161,763		$10,500	155,000	—

(1)          Amounts include compensation deferred under the company’s 401(k) plan

(2)          Represents contributions by the Company for the benefit of the executive to the Company’s 401(k) Plan.

(3)          Ms. Biski joined the Company in December 2002.

(Footnotes continued on the next page.)

(Footnotes continued from the prior page.)

(4)          Includes contributions of $2,434 by the Company for the benefit of the executive to the Company’s 401(k) plan and payment of $3,417 or disability insurance premiums for the benefit of the executive.

(5)          Mr. Wong joined the Company in March 2004.

(6)          Includes sales commissions of $83,333.

(7)          Mr. Franceschi served as our Executive Vice President of Licensing and General Manager until July 2004.

(8)          Includes sales commission of $44,500 for 2003 and $25,000 for 2004.

(9)          Includes severance payments of $100,000 and 401(k) contributions of $4,903 by the Company for the benefit of Mr. Franceschi.

Stock Options

Stock Option Grants.   The following table shows all stock option grants to the Named Executive Officers during 2004.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options/SARs	Percent of Total Options Granted to All	Exercise or Base Price Per Share	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted(#)(1)	Employees	($)(2)	Date	5% ($)	10% ($)
Thomas C.K. Yuen	—	—	—	—	—	—
Janet M. Biski	—	—	—	—	—	—
Alan D. Kraemer	8,000	0.8%	$6.10	4/9/2014	$30,690	$77,775
Philip Wong	150,000	14.9%	$6.24	3/29/2014	$588,645	$1,491,743
	9,000	0.9%	$6.27	4/19/2014	$35,489	$89,935
Jennifer A. Drescher	2,000	0.2%	$6.10	4/9/2014	$7,673	$19,444
Theodore A. Franceschi	15,000	1.5%	$6.10	4/9/2014	$57,544	$145,827

(1)          All options were granted under our 1996 Long Term Incentive Plan. These options became exercisable in 16 equal, quarterly installments following the grant date. Upon a change in control of the Company (as defined in the stock option agreements relating to the respective plans), the options shall, notwithstanding the installment vesting provisions, become immediately exercisable in full.

(2)          All options were granted at the fair market value on the date of grant.

(3)          We are required by the SEC to use 5% and 10% assumed rate of appreciation over the ten year option term. This does not represent our estimate or projection of the future common stock price. If the common stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

Option Exercises/Fiscal Year End Value.   The following table shows stock option exercises by the Named Executive Officers during 2004 and the value of unexercised stock options held by the Named Executive Officers as of the end of 2004.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Values

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(2)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End(3)
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas C.K. Yuen	—	—	503,473	46,875	$1,033,434	$166,313
Janet M. Biski	—	—	125,000	125,000	$397,500	$397,500
Alan D. Kraemer	25,000	$209,286	159,680	38,625	$303,768	$107,675
Philip Wong	—	—	—	159,000	—	$1,500
Jennifer A. Drescher	54,050	$419,987	106,620	15,750	$245,619	$48,700
Theodore A. Franceschi	113,125	$598,313	—	—	—	—

(1)          Represents the positive difference between the exercise price of the options and the fair market value determined on the date of exercise.

(2)          Does not include options to purchase shares of common stock of our wholly-owned subsidiary, SRSWOWcast. At the end of 2004, Mr. Yuen held options to purchase 650,000 shares of SRSWOWcast common stock, all of which were exercisable. At the end of 2004, Mr. Kraemer held options to purchase 300,000 shares of SRSWOWcast common stock, all of which were exercisable. At the end of 2004, Ms. Drescher held options to purchase 300,000 shares of SRSWOWcast common stock, all of which were exercisable. There is no public market for SRSWOWcast’s common stock.

(3)          Represents the positive difference between the closing price of the Common Stock on December 31, 2004, which was $6.25 (the last stock trading day of 2004) and the exercise price of the options.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Mr. Yuen entered into an employment agreement with the Company effective as of July 1, 1996. The agreement provided for a fixed base salary, with annual increases and performance bonuses at the discretion of the Board of Directors. The agreement provided for a base salary for Mr. Yuen of $175,000 per year commencing July 1, 1996 and $225,000 per year for the 12-month period commencing January 1, 1997; such base salary to be adjusted, thereafter, by the Board of Directors, but not to be reduced below the initial base salary provided in the agreement. Mr. Yuen’s employment agreement provided that he should devote at least 40% of his time (based on an average eight hour work day) to the business of the Company. Mr. Yuen is permitted to directly engage in other business activities provided such activities are not competitive with the Company. The employment agreement with Mr. Yuen could be terminated by the Company for cause which is defined as (a) the failure to follow the reasonable instructions of the Board of Directors, (b) the material breach of any term of the employment agreement and failure to cure such breach within 10 days after written notice thereof from the Company, or (c) the misappropriation of assets of the Company or any subsidiary by Mr. Yuen resulting in a material loss to such entity. Mr. Yuen could terminate the employment agreements upon 60 days prior written notice.

The initial term of the employment agreement was two years. The agreement automatically renews for additional one-year periods unless prior notice of termination is given by either the Company or Mr. Yuen. Mr. Yuen’s employment agreement has been automatically renewed for each successive one-year period. Effective April 1, 2000, on the basis of Mr. Yuen’s commitment to devote substantially greater time to the business of the Company the Compensation Committee of the Board set Mr. Yuen’s annual salary at $300,000.

In the event the Company either terminates Mr. Yuen’s employment agreement at the end of the current term, or terminates such employment agreement during the current term without cause, Mr. Yuen is entitled to receive his salary and benefits for the remainder of the current term of his employment agreement plus an additional period of 12 months. During such period, Mr. Yuen is obligated to provide advisory services and may not compete with the Company. In addition, Mr. Yuen’s employment agreement provides for the acceleration of the date of vesting for outstanding stock options if Mr. Yuen is terminated or terminates his employment for certain enumerated reasons within 90 days before or one year after a change in control in the Company, as defined in the employment agreement.

Mr. Kraemer entered into an employment agreement with the Company effective as of July 1, 1996. Such agreement provides for a fixed base salary, with annual increases and performance bonuses at the discretion of the Board of Directors. The agreement provides for base salary of $65,000 per year commencing July 1, 1996. Thereafter, such base salary may be adjusted by the Board of Directors and/or Compensation Committee, but it may not be reduced below the initial base salary provided in the agreement. Mr. Kraemer’s employment agreement acknowledges that he serves as President of Sierra Digital and that he may continue to do so while employed by the Company. The employment agreement may be terminated by the Company for cause which is defined as (a) the failure to follow the reasonable instructions of the Board of Directors, (b) the material breach of any term of the employment agreement and failure to cure such breach within ten (10) days after written notice thereof from the Company, or (c) the misappropriation of assets of the Company or any subsidiary by Mr. Kraemer resulting in a material loss to such entity. The employment agreement may be terminated by Mr. Kraemer upon sixty (60) days prior written notice. The initial term of the employment agreement was from May 1, 1996 to April 30, 1999. The employment agreement automatically renews for additional one (1) year periods unless prior notice of termination is given by either the Company or the employee. The employment agreement has been automatically renewed for each successive renewal period. In the event that the Company either terminates the employment agreement at the end of the current term, or terminates the employment agreement during the current term without cause, Mr. Kraemer is entitled to receive his salary and benefits for the remainder of the current term of the employment agreement plus an additional period of twelve months. During such period, Mr. Kraemer is obligated to provide advisory services and may not compete with the Company. The employment agreement also generally provides Mr. Kraemer with compensation for the remainder of the current term plus an additional 12 months and certain other benefits and for the acceleration of the date of vesting for outstanding stock options if Mr. Kraemer is terminated or terminates his employment for certain enumerated reasons within 90 days before or one year after a change in control in the Company, as defined in the employment agreement.

The Company entered into a Separation Agreement dated August 9, 2004 with Theodore A. Franceschi, the Company’s former Executive Vice President of Licensing and General Manager. Pursuant to the terms of the Separation Agreement, the Company agreed to pay Mr. Franceschi, less applicable withholding taxes: (a) a lump sum payment of $100,000, which was equal to Mr. Franceschi’s base salary for a period of 6 months; (b) up to an additional three months’ base salary, payable beginning six months after his date of termination through nine months after his date of termination, if Mr. Franceschi has not received an offer of other employment (or comparable consulting work) within that time; and (c) reimbursement of the cost of COBRA insurance coverage for the number of months represented by the base and any contingent severance pay Mr. Franceschi receives under the Separation Agreement or until he secures other group medical coverage elsewhere, whichever comes first. In addition, under the Separation Agreement the Company agreed to transfer ownership of a notebook computer valued at approximately $2,700 to Mr. Franceschi. Under the Separation Agreement, Mr. Franceschi agreed to a general release of all claims against the Company.

On April 27, 2005, the Company’s Board of Directors adopted the SRS Labs, Inc. 2005 Change in Control Protection Plan (the “Change in Control Plan”). Under the Change in Control Plan, employees of the Company and its subsidiaries selected by the Company’s Board of Directors are eligible to participate in the Change in Control Plan. This Change in Control Plan generally provides that if a participant’s employment with the Company is terminated without cause or if the participant resigns for good reason during a two year period following a change in control, the participant will be entitled to receive a severance payment. Under the Change in Control Plan, the size of severance payment that would be due to a participant upon the occurrence of a covered termination ranges equal to one to two times the participant’s average taxable income during five years preceding the change in control, depending on the participant’s position with the Company. The Change in Control Plan also provides that the Company will pay a participant’s COBRA premiums for a period of 18 months following a covered termination.

Under the Change in Control Plan, Thomas C. K. Yuen, the Company’s Chairman and Chief Executive Officer, would be entitled to two times his annual compensation upon the occurrence of a covered termination within a two year period following a change in control, Janet M. Biski, the Company’s Chief Financial Officer, Alan D. Kraemer, the Company’s  Executive Vice President and Chief Technology Officer, and Philip Wong, President of the Company’s ValenceTech, Limited subsidiary, would each be entitled to one and one-half times their respective annual compensation upon the occurrence of a covered termination within a two year period following a change in control, and Jennifer Drescher, the Company’s Vice President, Corporate Communications, would be entitled to one times her annual compensation upon the occurrence of a covered termination within a two year period following a change in control. Any participant that has an employment agreement or severance agreement with the Company that provides for severance-related benefits will not be entitled to receive any benefits under the Change in Control Plan, unless the participant waives any and all severance benefits under the employment or severance agreement within five business days after a covered termination.

In addition to the agreements described above, certain of the Company’s stock option plans contain termination or change of control provisions.

Securities Authorized for Issuance Under Equity Compensation Plans

The following equity compensation plans have been approved by the Company’s stockholders: the SRS Labs, Inc. Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the “1993 Plan”), the SRS Labs, Inc. Amended and Restated 1996 Long-Term Incentive Plan (the “1996 Plan”), and the SRS Labs, Inc. Amended and Restated 1996 Non-employee Directors’ Stock Option Plan (the “Non-employee Directors Plan”). We do not have any equity compensation plans other than those approved by our stockholders.

The following table sets forth information regarding the number of shares of our common stock that may be issued pursuant to our equity compensation plans or arrangements as of the end of 2004.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,721,541	(1)(3)	$4.38	2,635,436	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	4,721,541		$4.38	2,635,436

(1)          Represents shares of Common Stock that may be issued pursuant to outstanding options granted under the following plans: 115,370 shares under the 1993 Plan, 4,491,171 shares under the 1996 Plan and 115,000 shares under the Non-employee Directors Plan.

(2)          Represents shares of Common Stock that may be issued pursuant to options available for future grant under the following plans: 2,250,436 shares under the 1996 Plan and 385,000 shares under the Non-employee Directors Plan.

(3)          No options have been granted under the 1993 plan since June 7, 1996. The 1993 plan expired on December 10, 2003.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are David R. Dukes, Winston E. Hickman, Carol Miltner, Stephen V. Sedmak and Sam Yau. None of the members of the Compensation Committee during 2004 was an officer or employee of the Company at any time during 2004. With the exception of Mr. Sedmak, none of the members of the Compensation Committee has ever served as an officer of the Company or any of its subsidiaries. Mr. Sedmak served as President of the Company from June 1993 until July 1998. In addition, Mr. Sedmak served as Chief Operating Officer of the Company from June 1996 until July 1998.

Report on Executive Compensation

This Report on Executive Compensation shall not be deemed incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee views the compensation process to be evolutionary. Recognizing that this is a complex area and that there is no perfect program that meets the needs of every company, change should be expected from time to time. The Compensation Committee evaluates performance in a changing economic and regulatory environment against the backdrop of the Company’s evolution as a leading provider of audio and voice enhancement technology solutions.

During Fiscal 2004, the Company’s compensation philosophy for all of its executive officers was based upon three primary themes: (a) offer base compensation sufficient to attract and retain high quality management talent; (b) provide variable compensation components (including short and long-term incentive awards) which are linked with the performance of the Company and that align executive remuneration with the interests of the stockholders; and (c) provide a benefits package which is competitive with similarly situated companies. Although the Compensation Committee believes the Company’s compensation package for its executive officers is competitive with similarly situated companies, the Compensation Committee did not specifically compare the Company’s compensation with the compensation provided by the members of the peer groups referenced in the performance graph below.

Tax Law Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if performance criteria related to such compensation are specified in detail and the stockholders have approved the compensation arrangements. The Company believes that it is in the best interests of its stockholders to structure compensation plans to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives.

The Board will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Board is prepared, if it deems appropriate, to enter into compensation arrangements or pay compensation under which payments may not be deductible under Section 162(m); such deductibility will not be the sole factor used by the Board in ascertaining appropriate levels or modes of compensation.

In 2004, since no executive officer of the Company was expected to earn compensation of $1,000,000 or more (as calculated under Section 162(m)), the Company did not take steps to avail itself of all potential deductions for executive officer compensation in excess of $1,000,000.

Compensation Program Components

In 2004, the components of the Company’s executive compensation program consisted of (a) base salary, (b) the opportunity to earn a quarterly and annual bonus determined under an incentive bonus program, (c) the opportunity to earn a year-end bonus determined under a supplemental executive bonus program, (d) awards under the Company’s discretionary stock option plans, (e) individual merit bonuses, viewed on a case-by-case basis, and (f) discretionary Company contributions under the Company’s SRS Labs, Inc. 401(k) Plan (the “401(k) Plan”).

The components of compensation to the Chief Executive Officer and the other executive officers of the Company that were directly related to the Company’s performance were compensation to be earned under the Company’s Incentive Bonus Plan, the Company’s Annual Supplemental Executive Bonus Plan and discretionary bonus awards. The Compensation Committee also considers the Company’s performance as a factor in granting the number of stock options and annual base salary increases. Of course, the compensation benefits related to stock option grants are related to the Company’s performance as reflected in the price of the Common Stock underlying the option.

Base Salary.   Base salaries are evaluated annually for all executive officers, including the Chief Executive Officer. In 2004, Mr. Yuen’s base salary remained unchanged at $300,000 per year. In determining the appropriate salary levels for the executive officers, the Compensation Committee considers, among other factors, the officer’s scope of responsibility, prior experience, past performance and prevailing compensation levels for similar positions at comparable companies.

Incentive Bonus Plan.   In 2004, all of the Company’s employees, including the Chief Executive Officer and the other executive officers of the Company, were eligible to receive incentive bonuses under the Annual Incentive Bonus Plan (the “Incentive Bonus Plan”). The Incentive Bonus Plan (a) recognizes that management’s contribution to stockholders returns comes from maximizing earnings and the quality of those earnings, and (b) is designed to provide a performance-based incentive for the Company’s executive officers and to attract and retain qualified personnel. Under the Incentive Bonus Plan, bonuses are paid based on a percentage of the excess of the Company’s actual operating profit for the applicable fiscal year over targeted operating profit goals for that year. Bonus amounts under the Incentive Bonus Plan are based upon a percentage of the recipient’s annual salary. The targets for the Incentive Bonus Plan are evaluated and established annually by the Compensation Committee. The Incentive Bonus Plan was administered by the Compensation Committee for 2004 and is subject to change or termination by the Company at any time. In 2004, $6,000 was paid to the Chief Executive Officer and an aggregate of $15,660 was paid to the Company’s other executive officers and key employees under the Incentive Bonus Plan.

Supplemental Executive Bonus Plan.   In 2004, the Chief Executive Officer and the other executive officers of the Company were eligible to participate in the Annual Supplemental Executive Bonus Plan (the “Supplemental Plan”). The Supplemental Plan (a) recognizes that management’s contribution to stockholders returns comes from maximizing earnings and the quality of those earnings, and (b) is designed to provide a performance-based incentive for the Company’s executive officers and to attract and retain qualified personnel.

Under the Supplemental Plan, bonuses are paid based on a percentage of the excess of the Company’s actual operating profit for the applicable fiscal year over targeted operating profit goals set by the Compensation Committee for the Supplemental Plan for that year. The profit goals under the Supplemental Plan were set at a higher level than the goals under the Incentive Bonus Plan. Bonus amounts under the Supplemental Plan are allocated among the Company’s executive officers who are employed for a portion of the applicable fiscal year are entitled to a pro-rated bonus share, with the remaining bonus share being returned to the pool to be divided equally among the other executive officers who held their positions for the entire fiscal year.

The targets for the Supplemental Plan are evaluated and established by the Compensation Committee on an annual basis. The Supplemental Plan was administered by the Compensation Committee for 2004 and is subject to change or termination by the Company at any time. In 2004, no bonuses were earned by the Chief Executive Officer or the Company’s other executive officers under the Supplemental Plan for 2004.

Stock Options.   In 2004, the Compensation Committee awarded no options to the Chief Executive Officer and options to purchase an aggregate of 184,000 shares of Common Stock to the Company’s other Named Executive Officers. To date, the Compensation Committee has viewed the options program as a necessary supplement to the base salary to provide a competitive compensation package as well as a reward and an incentive for superior on-the-job performance. See the table under this caption “Compensation of Executive Officers—Stock Options—Option Grants in Last Fiscal Year” herein.

Discretionary Bonus.   In 2004, the Compensation Committee awarded discretionary bonuses in recognition of the Company’s profitable year. In 2004, $2,091 was paid to the Chief Executive Officer and an aggregate of $6,243 was paid to the Company’s other executive officers as discretionary bonuses.

401(k) Plan.   In addition to the executive officers, all employees of the Company who are at least 21 years of age and who have completed six months of service are eligible to participate in the 401(k) Plan, a plan which is intended to qualify under Sections 401(a) and 401(k) of the Code. Participants in the 401(k) Plan may make effective salary reduction contributions to the 401(k) Plan of up to 75% of their annual compensation, not to exceed $12,000 in 2004, as adjusted for inflation. In addition, the Company also may contribute additional amounts determined in its sole discretion. The level of the Company’s contributions is related to the Company’s financial ability to make a contribution and the competitive compensation packages offered to employees at comparable companies. Employee contributions and the Company contributions, if any, are fully vested and non-forfeitable at all times. Benefits under the 401(k) Plan generally become payable upon separation from service, retirement, death or disability. In 2004, Thomas C.K. Yuen, Alan Kraemer, Jennifer Drescher, Theodore Franceschi and Janet M. Biski all participated in the 401(k) Plan. The Company made a contribution to the 401(k) Plan in Fiscal 2004 in the amount of $3,375 for the benefit of the Chief Executive Officer and in the aggregate amount of $20,183 for the benefit of the other executive officers.

SRS LABS, INC.
COMPENSATION COMMITTEE

Carol Miltner, Chair
David R. Dukes
Winston E. Hickman
Stephen V. Sedmak
Sam Yau

Performance Graph

The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following graph compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on (a) the S&P Smallcap 600 Index and (b) the following four peer companies selected by the Company, LSI Logic Corp., Rambus, Inc., Spatializer Audio Laboratories and Virage Logic Corp. The search was limited to publicly traded companies in the audio enhancements and technology business or the semiconductor business. This peer group is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge. The comparison assumes $100 was invested on December 31, 1999, in SRS Labs stock and in each of the indices shown and assumes that all of the dividends were reinvested.

The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.

Comparison of Cumulative Total Return

Comparison of 5 year Cumulative Total Return* among SRS Labs, Inc, the S&P SmallCap 600 index and a peer group

*       $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

TRANSACTIONS WITH MANAGEMENT
AND OTHERS

The Company’s corporate headquarters are located in Santa Ana, California, in a 23,400 square foot facility consisting of office and warehouse space. The Company leases the facility from Daimler Commerce Partners, L.P. (the “Partnership”), an affiliated partnership. The general partner of the Partnership is Conifer Investments, Inc. (“Conifer”). The sole shareholders of Conifer are Thomas C.K. Yuen and Misako Yuen, as co-trustees of The Thomas Yuen Family Trust (the “Trust”), and the executive officers of Conifer include Mr. and Mrs. Yuen. Mr. and Mrs. Yuen, as co-trustees of the Trust, also beneficially own a significant amount of the outstanding shares of Common Stock. Mr. Yuen is the Chairman of the Board and Chief Executive Officer of the Company. Pursuant to the Company’s lease agreement with the Partnership, the Company leases all 23,400 square feet of space at the above-referenced facility. The lease has a term of three years commencing in June 2002 and expiring in May 2005, with an option to renew for an additional three years. The Company paid the Partnership rent of $210,600 during 2004.

In the opinion of management, the terms of the above-described agreements are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during Fiscal 2004, our officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements

SUBMISSION OF STOCKHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS FOR THE 2006 ANNUAL MEETING

Nominations of Directors for the 2006 Annual Meeting

No person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Nominations of persons for election to the Board of Directors may be made by (a) the Board of Directors or a committee appointed by the Board of Directors or (b) any stockholder who (i) is a stockholder of record at the time of giving the notice provided for in the Nomination Bylaw, (ii) will be entitled to vote for the election of directors at the Annual Meeting and (iii) complies with the notice procedures set forth in the Nomination Bylaw.

The Nomination and Corporate Governance Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election. Candidates may come to the attention of the Nomination Committee through current Board members, professional search firms, stockholders or other persons. The Nomination Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nomination and Corporate Governance Committee and approved by the Board, are included in the Company’s recommended slate of director nominees in its proxy statement. The Nomination and Corporate Governance Committee will consider nominees recommended by Stockholders. Any stockholder who wishes to recommend for the Nomination and Corporate Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so at any time by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 2909 Daimler Street Santa Ana, California 92705.

Nominations made directly by stockholders must be made in written form to the Secretary of the Company. Under the Nomination Bylaw, to be timely for an annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received by us not later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made.

Therefore, in order to be timely for the 2006 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than March 24, 2006 and not later than April 23, 2006. To be effective, the written notice must include (a) the name and address as they appear on our books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (b) a representation that the stockholder giving the notice is a holder of record of our stock entitled to vote at the Annual Meeting to nominate the person or persons specified in the notice; (c) the number of shares of common stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (d) a description of all arrangements or understandings between or among any of (i) the stockholder giving the notice, (ii) the beneficial owner on whose behalf the notice is given, (iii) each nominee, and (iv) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (e) such other information regarding each nominee proposed by the stockholder giving the notice as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (f) the signed consent of each nominee to serve as a director of the Company if so elected.

Stockholder Proposals for the 2006 Annual Meeting

Under the terms of the Stockholder Proposal Bylaw, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, (c) otherwise properly brought before an annual meeting by a stockholder. For business (other than the nomination of directors, which is governed by the Nomination Bylaw) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company.

If you want us to consider including a proposal in the Company’s proxy materials relating to the 2006 Annual Meeting, you must submit such proposal to the Company no later than December 30, 2005. However, if the date of the 2006 Annual Meeting is changed by more than 30 days from the first anniversary of the Annual Meeting, the deadline for submission of a stockholder proposal for inclusion in the Company’s proxy statement will be a reasonable time before the Company mails its proxy materials for the 2006 Annual Meeting, and the Company will disclose the deadline in a report filed with the SEC. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, we will include it in the proxy statement and set it forth on the form of proxy issued for such annual meeting of stockholders. You should direct any such stockholder proposals to the attention of the Secretary of the Company at our address set forth on the first page of this Proxy Statement.

With respect to any proposal that one of our a stockholders presents at the 2006 Annual Meeting that is not submitted for inclusion in the Company’s proxy materials, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within 30 days before or after such anniversary date, then for the notice by the stockholder to be timely it must be so received not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Therefore, in order to be timely for the 2006 Annual Meeting, a stockholder’s notice regarding a proposal not to be included in the Company’s proxy materials must be delivered to or mailed and received at our principal executive offices not earlier than March 24, 2006 and not later than April 23, 2006. With respect to any proposal that a stockholder of the Company presents at the annual meeting of stockholders to be held in the year 2006 that is not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy for such annual meeting of stockholders will confer discretionary voting authority to vote on such stockholder proposal unless (a) we are notified of such proposal no later than April 5, 2006, and (b) the proponent complies with the other requirements set forth in Rule 14a-4 under the Exchange Act.

To be effective, the written notice must include, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.

ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at the address of the Company set forth on the first page of this Proxy Statement, attention:  Janet M. Biski, Secretary.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Janet M. Biski
Chief Financial Officer, Treasurer and Secretary

Santa Ana, California
April 29, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

SRS LABS, INC.

June 22, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

\/  Please detach along perforated line and mail in the envelope provided.  \/

THE LISTED NOMINEES AND THE PROPOSAL HAVE BEEN PROPOSED BY THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED AND “FOR” THE LISTED PROPOSAL. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF CLASS III DIRECTORS:

☐  FOR ALL NOMINEES

☐  WITHHOLD AUTHORITY

☐  FOR ALL EXCEPT (See instructions below)

NOMINEES:

☐ Sam Yau

☐ Thomas C.K. Yuen

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ☒

2. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS:

FOR  ☐

AGAINST  ☐

ABSTAIN ☐

Proposal to ratify the selection of BDO Seidman, LLP as the Company's independent registered public accounting firm.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

I plan to attend the Annual Meeting.  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder_________________ Date:___________ Signature of Stockholder_________________ Date:___________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SRS LABS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned stockholder(s) of SRS Labs, Inc., a Delaware corporation (the "Company"), hereby appoints Thomas C.K. Yuen, Janet M. Biski, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 22, 2005, and at any and all adjournments, to vote all shares of the capital stock of said Company held of record by the undersigned on May 6, 2005, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

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